As filed with the Securities and Exchange Commission on May 9, 2022

Registration No. 333-262529

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SVF Investment Corp. 3*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1572401
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Circle Star Way

San Carlos

California 94070, United States

Telephone: (650)-562-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ioannis Pipilis

c/o SVF Sponsor III (DE) LLC

1 Circle Star Way

San Carlos California 94070

(650)-562-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Huntington Jeffrey D. Marell Austin S. Pollet Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Telephone: (212) 373-3000	Corey C. Dufresne General Counsel Warehouse Technologies LLC 200 Research Drive Wilmington, MA 01887 Telephone: (978) 284-2800	Robert W. Downes George J. Sampas Matthew B. Goodman Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Telephone: (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the Business Combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*

Immediately prior to the consummation of the Business Combination described in the proxy statement/prospectus, SVF Investment Corp. 3 intends to effect a deregistration under Part XII of the Cayman Islands Companies Act (2021 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which SVF Investment Corp. 3’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Symbotic Inc.” in connection with the Business Combination, as further described in the proxy statement/prospectus. As used in the proxy statement/prospectus, the term “registrant” refers to SVF Investment Corp. 3 (a Cayman Islands exempted company), prior to the Domestication, and to the Post-Combination Company (a Delaware corporation), following the Domestication. As used herein, “Post-Combination Company” refers to SVF Investment Corp. 3 as a Delaware corporation by way of continuation following the Domestication and the Business Combination, which in connection with the Domestication and simultaneously with the Business Combination, will change its corporate name to “Symbotic Inc.”

EXPLANATORY NOTE

This Pre-Effective Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-262529) of SVF Investment Corp. 3 is filed for the purpose of amending the Exhibit Index.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

The Cayman Islands Companies Act (2021 Revision) does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. SVF 3’s Articles provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, SVF 3 has been advised that, in the opinion of the Securities and Exchange Commission (the “SEC”), indemnification of directors, officers or persons controlling the registrant for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant’s Proposed Charter and Proposed Bylaws provide that the Post-Combination Company will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative is or was a director or officer of the Post-Combination Company or, while serving as a director or officer of the Post-Combination Company, is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, fund, other enterprise or nonprofit entity.

The Registrant’s Proposed Bylaws provide for mandatory indemnification to the fullest extent permitted by applicable law against all expenses (including attorney’s fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements.

The Registrant’s Proposed Charter eliminates the liability of a director of the Post-Combination Company to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Registrant’s directors and executive officers are covered by insurance maintained by SVF 3 against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, SVF 3 has entered into contracts with its directors and executive officers providing indemnification of such directors and executive officers by SVF 3 to the fullest extent permitted by law, subject to certain limited exceptions.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

2.1†*	Agreement and Plan of Merger, dated as of December 12, 2021, by and among Warehouse, SVF 3, Symbotic Holdings and Merger Sub (included as Annex A to this proxy statement/prospectus).

3.1*	Amended and Restated Memorandum of Association (included as Annex F to this proxy statement/prospectus).

3.2*	Form of the Post-Combination Company’s Charter (included as Annex B to this proxy statement/prospectus).

3.3*	Form of the Post-Combination Company’s Bylaws (included as Annex C to this proxy statement/prospectus).

3.4*	Form of Certificate of Domestication of the Registrant.

4.1*	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form S-1 filed with the SEC on February 5, 2021).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being registered.

8.1*	Tax Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10.1*	Private Placement Shares Purchase Agreement, dated March 8, 2021, between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2021).

10.2*	Investment Management Trust Agreement, dated March 8, 2021, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2021).

10.3*	Registration and Shareholder Rights Agreement, dated March 8, 2021, between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2021).

10.4*	Letter Agreement, dated March 8, 2021, among the Registrant, the Sponsor and each director and executive officer of the Registrant (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2021).

10.5*	Administrative Services Agreement, dated March 8, 2021, between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2021).

10.6*	Forward Purchase Agreement, dated March 8, 2021, between the Registrant and SVF II SPAC Investment 3 (DE) LLC (included as Annex O to this proxy statement/prospectus).

10.7*	Indemnity Agreement, dated March 8, 2021, between the Registrant and Ioannis Pipilis (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2021).

10.8*	Indemnity Agreement, dated March 8, 2021, between the Registrant and Navneet Govil (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2021).

Exhibit	Description

10.9*	Indemnity Agreement, dated March 8, 2021, between the Registrant and Michael Carpenter (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2021).

10.10*	Indemnity Agreement, dated March 8, 2021, between the Registrant and Michael Tobin (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 12, 2021).

10.11*	Securities Subscription Agreement, dated December 14, 2020, between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.6 to the Registrant’s registration statement on Form S-1 filed with the SEC on February 5, 2021).

10.12*	Promissory Note, dated December 14, 2020, between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.5 to the Registrant’s registration statement on Form S 1 filed with the SEC on February 5, 2021).

10.13*	Form of Tax Receivable Agreement, by and among the Registrant, Symbotic Holdings and certain equityholders of Symbotic Holdings (included as Annex K to this proxy statement/prospectus).

10.14*	Form of Amended and Restated Registration Rights Agreement, by and among the Registrant, certain equityholders of the Registrant named therein and certain unitholders of Warehouse named therein (included as Annex L to this proxy statement/prospectus).

10.15*	Form of Subscription Agreement (included as Annex M to this proxy statement/prospectus).

10.16†*	Equityholders Support Agreement (included as Annex G to this proxy statement/prospectus).

10.17†*	Sponsor Letter Agreement, dated as of December 12, 2021, by and among the Registrant, its officers and directors, Warehouse and the Sponsor (included as Annex I to this proxy statement/prospectus).

10.18†*	Sponsor Support Agreement, dated as of December 12, 2021, by and among the Registrant, its officers and directors, Warehouse and the Sponsor (included as Annex H to this proxy statement/prospectus).

10.19†*	Unit Purchase Agreement, dated as of December 12, 2021, by and among the Registrant, Warehouse, Symbotic Holdings, and the sellers named therein (included as Annex J to this proxy statement/prospectus).

10.20*	Loan Agreement, dated as of August 10, 2021, between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2021).

10.21*	Amendment Letter, dated as of November 9, 2021, between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2021).

10.22*	Indemnity Agreement, dated as of August 10, 2021, between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on January 26, 2022).

10.23*	Form of New Symbotic Holdings LLC Agreement (included as Annex N to this proxy statement/prospectus).

10.24*	Form of Symbotic Inc. 2022 Omnibus Incentive Compensation Plan (included as Annex D to this proxy statement/prospectus).

10.25*	Form of Symbotic Inc. 2022 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus).

10.26*	Symbotic LLC / Warehouse Technologies, LLC 2012 Value Appreciation Plan.

Exhibit	Description

10.27*	Symbotic LLC / Symbotic Canada ULC / Warehouse Technologies LLC Amended and Restated 2018 Long Term Incentive Plan.

10.28*	Offer Letter, dated as of March 24, 2022, by and between Symbotic LLC and Michael J. Loparco.

10.29†++*	Amended and Restated Master Automation Agreement, dated as of January 29, 2019, among Walmart Inc., Symbotic LLC and Warehouse Technologies LLC.

10.30++*	Amendment No. 1 to Amended and Restated Master Automation Agreement and to Project SOW for Brooksville 2.0 POC, dated as of September 23, 2020, among Walmart Inc., Symbotic LLC and Warehouse Technologies LLC.

10.31++*	Amendment No. 2 to Amended and Restated Master Automation Agreement and to Project SOW for Brooksville 2.0 POC, dated as of April 30, 2021, among Walmart Inc., Symbotic LLC and Warehouse Technologies LLC.

21.1*	List of Subsidiaries of the Registrant.

23.1*	Consent of Marcum LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement).

99.1*	Form of Preliminary Proxy Card.

99.2*	Consent of Richard B. Cohen.

99.3*	Consent of Rollin Ford.

99.4*	Consent of Charles Kane.

99.5*	Consent of Todd Krasnow.

99.6*	Consent of Vikas J. Parekh.

99.7*	Consent of Merline Saintil.

99.8*	Consent of Michael Rhodin.

99.9*	Consent of Michael J. Loparco.

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

107*	Filing Fee Table

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

++

Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

*	Previously filed.

Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

J.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on May 9, 2022.

SVF Investment Corp. 3

By:	/s/ Ioannis Pipilis
Name: Ioannis Pipilis
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Ioannis Pipilis Ioannis Pipilis	Chairman and Chief Executive Officer	May 9, 2022

/s/ Navneet Govil Navneet Govil	Director and Chief Financial Officer	May 9, 2022

* Michael Carpenter	Director	May 9, 2022

* Michael Tobin	Director	May 9, 2022

* Cristiana Falcone	Director	May 9, 2022

*By:	/s/ Ioannis Pipilis
Name: Ioannis Pipilis
Title: Attorney-in-Fact